LAND LEASE AGREEMENT MADE BETWEEN SOUTHERN
NATIONS NATIONALITIES PEOPLE'S REGIONAL STATE, GAMO
GOFA ZONE, AND GLOBAL ENERGY ETHIOPIA PLC

Whereas, the Southern Nations Nationalities People's Regional State (“SNNPRS”), Address: _________, Tel: __________, Fax: __________, P.O. Box: ____, (hereafter called the LESSOR) has granted its consent and approval to the request made by Global Energy Ethiopia, Private Limited Company, Address: Addis Ababa, at Kirkos Sub-City, Kebele 02, House No 171, Tel: _____________(hereafter called "The LESSEE”) to 15 hectares of Rural Land situated in the Southern Nations Nationalities People's Regional State, Gamu Gofa Zone, Kucha Woreda, (hereinafter Leased Land) described as follows:

15 hectares of Rural Land located in Gamu Gofa Zone, Kucha Woreda, Peasant Association _______in a certain locality named ________ (as shown in the attached map which is an integral part of this Agreement) whose topography and physical characteristics are suitable for building and further operation of an Oil Mill and Cake Extraction Factory as well as for the erection of residential, warehousing and administrative facilities;

Whereas, the Lessor represents and warrants that it is empowered by the Southern Nations, Nationalities and People's Regional State Investment Administration Proclamation No. 81/96, Article 18/21;

Whereas, the Lessee requires the Leased Land for purposes of building an oil mill factory for the processing of the castor, jatropha and other oil seeds.

NOW THEREFORE, the parties have executed this Land Lease Agreement on this 5th day of October 2007 under the terms and conditions indicated herein below.

1.	Period of the Land Lease and Payment Rate of the Land Lease

	1.1	This Land Lease Agreement is made for a period of 50 (fifty) years.

	1.2	Land rental Payment Procedure:

1.2.1

The rental payment for the rural land indicated in the first Preamble of this Agreement shall be Birr 47 (forty seven) or Birr 78 (seventy eight) per hectare per year, depending the Leased Land will be defined as second or first class land respectively.

		1.2.2	Lessee shall pay no compensation for land to be used for factory site as described in the first Preamble of this Land Lease Agreement.

2.	Rights of the Lessee

The Lessee has the right to:

	2.1	establish offices, residential premises, fuel stations, health and educational centres for its operation and staff workers and such other related facilities

	2.2	develop and administer the land;

2.3

build infrastructures such as dams, water boreholes, irrigation systems, drainage systems, roads, bridges, oil extraction facilities and refineries and all other buildings necessary and essential for its activities;

	2.4	Have free access to and use of water resources on, under, nearby and adjacent to the land in cooperation with the local farmers;

3.	Obligations of the Lessee

	3.1	The Lessee is expected to develop completely the whole of the land allocated within three (3) years. If no development process is carried out within a period of three (3) years from the date of execution of this Land Lease Agreement, then the undeveloped land shall be repossessed by the Lessor by giving six (6) months advance written notice to abandon the Leased Land. Rental payment, where applicable, for the year shall be calculated on a pro rata basis for the land repossessed by the Lessor.

3.2	The Lessee, shall, upon expiry of the Lease, or termination thereof, remove its properties from the land in a systematic manner and deliver the land back to the Lessor within no more than six months.

3.3	The Lessee has the right to implement the project in accordance with its own operational plans without interference or approval by any governmental authority.

3.4

The Lessee has the obligation to settle the current annual land lease rent to the District Revenue Office in which the land is found during the period from the beginning of January up to the month of June of each calendar year.

3.5

The resources found on the land such as trees, stones, sand etc. belong to the Lessor, it being understood that the Lessee has the full right to use any of the said resources free of charge for the purposes of creating infrastructure such as buildings, roads, canals, dams etc. within and adjacent to the area of the Leased Land, under completion of legal regulations.

	3.6	The Lessee affirms that the principal objective of this lease is for processing of oil crops.

4.	Rights of the Lessor

	4.1	The Lessor has the right to:

(a) monitor and establish the fact that the Lessee is discharging and accomplishing its obligations diligently;

(b)

cancel the Lease due to failure of the Lessee to discharge its material obligations under this Land Lease Agreement, provided however that Lessee is given a one year prior notice and fails to cure such failure within such one year period.

	4.2	The right of the Lessor under Article 4.1(a) above shall be exercised and performed in a manner that does not cause any hindrance to the work activities of the Lessee.

5.	Obligation of the Lessor

	5.1	The Lessor shall be obliged to deliver and handover the leased Land to the Lessee within ten (10) days from the date of execution of this Land Lease Agreement.

	5.2	In view of the importance of the proposed major investment, the Lessor undertakes to provide special investment privileges such as exemptions from taxation, import duties of capital goods and repatriation of capital and profits under the investment laws of Ethiopia.

6.	Delivery of the Lease Land

	6.1	The Lessor shall, deliver to the Lessee the site plan or plans and the title certificate or certificates of the land.

	6.2	If the delivery process cannot be affected due to any reason caused on the part of the Lessee, the Lessor shall not assume any responsibility for such failure.

7.	Contract Amendment and Renewal

	7.1	This Land Lease Agreement can be renewed or amended by the mutual agreement of the parties.

	7.2	If the Lessee wishes to renew the Agreement, it shall inform the Lessor at least twelve (12) months before the expiration of the contract period.

8.	Grounds for Contract Termination

This rural Land Lease Agreement may be terminated for the following reasons, namely:

(a)	Upon the failure of the Lessor to deliver the land to the Lessee due to causes other than force majeure.

(b)	Upon the failure of the Lessee to either undertake the work activity or develop in accordance with article 3.1 of this Lease Agreement.

(c)	Upon the failure of the Lessee to settle the annual rental payments for two consecutive years.

9.	Contract Termination Procedure

	9.1	Following the termination of this Land Lease Agreement, the Lessee shall surrender the land back to the Lessor within six (6) months from the date of termination.

	9.2	The party terminating the Lease shall give at least six (6) months advance written notice to the other party.

	9.3	The notice to be given by the Lessor to the Lessee shall take into consideration the period required for the collection of any product left on the land.

10.	Registration

This Land Lease Agreement shall be approved by the relevant Authorities following the signing of the contract by the two contracting parities. If no such approval is forthcoming within the thirty (30) days from date of execution of the present Land Lease Agreement the said Agreement shall be deemed approved by the said relevant Authorities.

11.	Governing Law

The governing law for operations under this Agreement shall be the laws of Ethiopia, provided that the provisions of Administrative Contracts within the meaning of the Civil Code of 1960 shall not apply.

12.	Force Majeure

12.1

The parties hereto shall be excused from performance hereunder if and so long as and to the extent that failure or delay in performance is due to fire, flood, strikes in Ethiopia, lockout, accident, epidemic , act of God, war, insurrection, riot, inability or delay in obtaining or transporting materials, equipment, supplies, act, order, rules or regulations of governments other than the Federal and/or Regional Governments of Ethiopia or any other cause whether similar, dissimilar, foreseen or unforeseen which a party is unable to overcome by the exercise of reasonable diligence and at a reasonable cost, and further without limitation, but applying only to the Lessee, act, rules or regulations or orders of the relevant government or any public authority in Ethiopia which may create delay despite good faith attempts to comply, which causes are referred to in this Agreement as causes or reasons of “force majeure”. The time within which the party affected may do or perform any act or thing shall be extended for a period equivalent to the period during which any of such force majeure causes shall exist.

12.2

Within thirty (30) days after any of said causes shall have commenced to operate and within thirty (30) days after any of said causes shall have ceased to operate, the party claiming the benefits of this Article shall give the other party notice of the fact that such cause has commenced to operate and the date of such commencement, or such cessation, as the case may be, unless by reason of the existence of such cause said party is unable by reasonable diligence to do so, in which event said notice shall be given as soon as is permitted by the exercise of reasonable diligence. The existence of causes specified in this Article shall not constitute excuse or failure of performance unless said notice is given as provided herein.

13.	Covenant of Peaceful Possession

The Lessor warrants that it has full ownership and property rights in the Leased Area for the granting of this Land Lease Agreement and shall protect the right of the Lessee to the peaceful possession and quite enjoyment thereof.

14.	Controlling Calendar

The Gregorian calendar shall be used and shall be controlling for the purpose of this Agreement.

15. Schedules for the Development of the Land

The Lessee currently anticipates to develop the land as per Schedule II attached with this Land Lease Agreement although it is recognised that a large-scale land development project, such as that presently envisaged, might encounter unexpected problems that could cause unforeseen delays. Accordingly (and without precluding schedule adjustments due to other unexpected problems), on or about the first anniversary of this Land Lease Agreement, the Lessee may review the Land Development Schedule attached hereto, such that it will reflect anticipated schedule based upon experience gained at such point of time in the project.

16.	Settlement of Disputes

In the event of a dispute arising between the Lessor and the Lessee in connection with this Land Lease Agreement, both parties will do their utmost to resolve the dispute amicably and to their mutual satisfaction and if they are unable to achieve such a settlement the dispute shall be resolved by arbitration in accordance with the Rules of the International Chamber of Commerce.

17.	Language

This Agreement has been executed between the parties in the English language.

18.	Office and Notices

(a) The Lessee shall establish and maintain an office in Ethiopia as may be necessary or convenient for carrying out operations hereunder.

(b)

All communications and notice required to be sent by one party hereto to the other shall be in writing in the English language and shall be delivered in person or sent by mail at address indicated in the Preamble of this Agreement.

19.	Effective Date of the Contract

This Land Lease Agreement shall come into force as of its date of execution.

This Land Lease Agreement shall be effective upon the written approval of Kucha Woreda Government (to be included as Appendix II of this agreement) in which the Leased Land area are located.

Appendixes:

1.	Maps of the Leased Land – Schedule I
2.	Approval of Kucha Woreda